Exhibit 10.51

Grant No.: _____

CUBESMART
2007 EQUITY INCENTIVE PLAN
(AS AMENDED AND RESTATED, EFFECTIVE JUNE 1, 2016)

PERFORMANCE-VESTED RESTRICTED SHARE UNIT AGREEMENT

This is a Performance-Based Restricted Share Unit Award (the “Award”) from CubeSmart, a Maryland real estate investment trust (the “Company”) to the individual named below (the “Grantee”), subject to the vesting conditions set forth in the attachment.  Upon the vesting of the Performance-Based Restricted Share Units (“PSUs”) under this Award, the Company will deliver one common share of beneficial interest, $.01 par value (a “Share”), of the Company to the Grantee for each vested PSU.  Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment, and in the Company’s 2007 Equity Incentive Plan, as amended from time to time (the “Plan”).

Grant Date:
Name of Grantee:
Number of PSUs Covered by Award, subject to satisfaction of the applicable performance conditions:

Maximum:	(2x Target)
Target:
Threshold:	(1/2x Target)

Performance Period:  January 1, 2017– December 31, 2019

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which will be provided on request.  You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:
Name:

Company:
	Name:	Christopher P. Marr
President and Chief Executive Officer

CUBESMART
2007 EQUITY INCENTIVE PLAN
PERFORMANCE-VESTED RESTRICTED SHARE UNIT AGREEMENT

Restricted Share Units/Non-transferability

This grant is a Performance Award for up to the maximum number of PSUs set forth on the cover sheet subject to the vesting conditions described below.  Each PSU represents the right to delivery of a Share upon satisfaction of the vesting conditions.  Your PSUs are restricted and may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Shares potentially subject to delivery upon vesting of PSUs be made subject to execution, attachment or similar process.

Vesting of PSUs and Issuance of Shares

The Company will issue one Share in your name with respect to each PSU that vests pursuant to the terms of this Agreement within thirty (30) days following the date of the expiration of the Performance Period, or such earlier time as PSUs may vest under this Award.

Your right to the Shares under this Agreement vests up to the maximum number of Shares covered by this grant, as shown on the cover sheet, on the last day of the Performance Period, provided that you continue in service through the last day of the Performance Period.  The number of PSUs that vest, if any, and the number of Shares deliverable following vesting shall be based on the Company’s total shareholder return (appreciation in share price and dividends) (“TSR”), as measured by the average closing stock price during the thirty (30) trading days immediately preceding the first day of the Performance Period and the average closing stock price during the last thirty (30) trading days of the Performance Period, plus aggregate dividends, compared to the TSR of the peer group (consisting of all equity REIT’s) as set forth below:

	If the Company’s TSR for the Performance Period falls in the:	The number of PSUs that vest shall be:
	Upper Quartile (75 percentile and above)	200% of Target
	Third Quartile (50th to 74th percentile)	Target
	Second Quartile (25th to 49th percentile)	50% of Target
	Lower Quartile (below 25th percentile)	0%
The number of PSUs that vest for results (i) above the 25th percentile but less than the 50th percentile and (ii) above the 50th percentile but less than the 75th percentile, will be interpolated.

Other than pursuant to the terms of this Agreement, no PSUs will vest after your service has terminated for any reason unless otherwise provided in a severance plan adopted by the Company in which you are eligible to participate or as determined by the Committee.

Dividend Equivalents

On each of the Company’s dividend payment dates during the Performance Period, the Company shall credit to a bookkeeping account, solely for the purposes of recordkeeping, a number of PSUs equal to the quotient of (x) divided by (y), where (x) is an amount equal to the dividends payable with respect to the maximum number of Shares listed on the cover sheet, and (y) is the closing price of Shares on such dividend payment date, rounded to the nearest whole unit.  As of the last day of the Performance Period (or any earlier vesting date as may be provided for under this Award), PSUs credited to the bookkeeping account (“Dividend PSUs”) shall vest, if at all, to the extent of the product of (a) times (b) where (a) is the total number of Dividend PSUs and (b) is a fraction, the numerator of which is the number of other PSUs that vest under this Award and the denominator of which is the maximum number of Shares listed on the cover sheet.  Vested Dividend PSUs shall be paid in Shares at the same time and subject to the same terms as the underlying vested PSUs.

Change In Control

In the event of a Change in Control before the last day of the Performance Period where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) (the “Surviving Corporation”), your unvested PSUs under this Agreement shall be fixed at the Target number of PSUs listed on the cover sheet and the Target number of PSUs shall vest on the last day of the Performance Period if you continue in service through the last day of the Performance Period.

Termination During Change in Control Protection Period

If (i) the Company is not the Surviving Corporation in a Change in Control, (ii) your unvested PSUs were assumed by, or replaced with a comparable award by, the Surviving Corporation, and (iii) you have a Qualifying Termination (as defined in the Cubesmart Executive Severance Plan (the “Executive Severance Plan”)) during the Change in Control Protection Period (as defined in the Executive Severance Plan), your unvested PSUs immediately prior to your Effective Date of Termination (as defined in the Executive Severance Plan) shall be fixed at the Target number of PSUs listed on the cover sheet and the Target number of PSUs shall vest as of the later to occur of the Effective Date of Termination and the Change in Control.

Termination Other than During Change in Control Period

If you have a Qualifying Termination before or after the Change in Control Protection Period, a pro-rated amount of your unvested PSUs immediately prior to your Effective Date of Termination (including any PSUs that were assumed by, or replaced with a comparable award by, the Surviving Corporation) will vest on the last day of the Performance Period, equal to the product of (x) times (y), rounded to the nearest whole unit, where (x) is the number of PSUs that would have vested on the last day of the Performance Period as determined on the same basis as if you had continued in active service through the last day of the Performance Period, and (y) is a fraction, the numerator of which is the number of days that elapsed from January 1, 2017 to the date on which you terminate service, and the denominator of which is 1,095.

Termination by Death or Disability

If your service terminates because of your death or Disability (as defined in the Executive Severance Plan), then your unvested PSUs immediately prior to your Effective Date of Termination shall be fixed at the Target number of PSUs listed on the cover sheet and the Target number of PSUs shall vest as of your Effective Date of Termination.

Section 280G Adjustments

Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 5.5 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).  Any such reduction shall be made by the Compensation Committee in its sole discretion consistent with the requirements of Section 409A of the Code. Any determination required under this Section, including whether any payments or benefits are parachute payments, shall be made by the Compensation Committee in its sole discretion.

Forfeiture of Unvested PSUs

Except as provided in this Agreement, in the event that your service terminates before the end of the Performance Period for any reason other than death, Disability, or Retirement, or a Qualifying Termination, you will forfeit to the Company all of the PSUs subject to this grant that have not yet vested.

Recoupment Policy

If it is determined by the Board that your gross negligence, intentional misconduct or fraud caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of any Shares delivered to you pursuant to this Agreement or to effect the cancellation of unvested PSUs, if (i) the vesting of the PSUs was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of, or affected by, the restatement, and (ii) the extent of vesting of PSUs would have been less had the financial statements been correct.  In addition, you agree that you will be subject to any compensation clawback and recoupment policies that may be applicable to you as an employee of the Company, as in effect from time to time and as approved by the Board, whether or not approved before or after the Grant Date.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of Shares acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of Shares arising from this grant, the Company shall have the right to: (i) require such payments from you, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) withhold Shares otherwise payable to you pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights

This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity.  Furthermore, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate your service with the Company at any time, with or without Cause.

No Impact on Other Benefits	The value of your PSUs is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
Shareholder Rights

You do not have any of the rights of a shareholder with respect to the PSUs unless and until the Shares relating to the vested PSUs are paid to you.  You do not have the right to make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended.

Adjustments

In the event of a split, a dividend or a similar change in the Shares, the number of Shares covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Shares shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Successors and Assigns

The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon you and your beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

The Plan

The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other grants in the future. Future grants, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your service with the Company.

The text of the Plan is incorporated in this Agreement by reference. Except as otherwise noted, capitalized terms used in this Agreement, and not otherwise defined in this Agreement, have the meaning set forth in the Plan.

This Agreement, the Plan and the Executive Severance Plan, as applicable, constitute the entire understanding between you and the Company regarding the award of PSUs under this Agreement. Any prior agreements, commitments or negotiations concerning the award of PSUs under this Agreement are superseded.

Notices

Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company's principal corporate offices. Any notice required to be delivered to you under this Agreement shall be in writing and addressed to you at your address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Severability

The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

Interpretation

Any dispute regarding the interpretation of this Agreement shall be submitted by you or the Company to the Compensation Committee of the Company’s Board of Trustees for review. The resolution of such dispute by the Compensation Committee shall be final and binding on you and the Company.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Secretary of the Company to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.